EXHIBIT 99.01

News Release Andrea Prochniak, Investors 212.756.4542 Andrea.Prochniak@alliancebernstein.com	Jonathan Freedman, Media 212.823.2687 Jonathan.Freedman@alliancebernstein.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES THIRD QUARTER RESULTS
GAAP Diluted Net Income of $0.32 per Unit
Adjusted Diluted Net Income of $0.40 per Unit
Cash Distribution of $0.40 per Unit

New York, NY, October 24, 2013 – AllianceBernstein L.P. (“AllianceBernstein”) and AllianceBernstein Holding L.P. (“AllianceBernstein Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended September 30, 2013.

“With all of the uncertainty during the third quarter over the direction of US interest rates, our next Fed Chairman, timing for tapering of bond buybacks and a looming debt ceiling debate, market activity slowed and markets were volatile,” said Peter S. Kraus, Chairman and Chief Executive Officer. “Fixed income investors, particularly in Asia, retreated and our flows turned negative for the first time in four quarters. Our Institutional and Retail flows were most affected. By contrast, Private Client gross sales were up 39% sequentially and net outflows declined by 40%, with clients responding favorably to our broader set of offerings and stronger equity portfolio returns.”

Financial Results	3Q 2013	2Q 2013	3Q 2013 vs 2Q 2013	3Q 2012	3Q 2013 vs 3Q 2012
($ millions except per Unit amounts)

AllianceBernstein L.P.

GAAP basis:

Net Revenues	$706	$734	(4%)	$708	(0%)

Operating Income	$109	$137	(20%)	$(56)	n/m

Operating Margin, excl. non-controlling interests	15.2%	17.7%		n/m

Adjusted basis: (1)

Net Revenues (2)	$580	$598	(3%)	$574	1%

Operating Income (3)	$131	$133	(2%)	$116	13%

Operating Margin	22.6%	22.2%		20.2%

AllianceBernstein Holding L.P.

GAAP Diluted Net Income per Unit	$0.32	$0.40	(20%)	$(0.23)	n/m

Adjusted Diluted Net Income per Unit (1)	$0.40	$0.41	(2%)	$0.36	11%

Distribution per Unit	$0.40	$0.41	(2%)	$0.36	11%

(1) See pages 9-10 for reconciliations of GAAP Financial Results to Adjusted Financial Results.

(2) Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. They also exclude certain revenues that are reimbursements of pass-through expenses (primarily through our transfer agency).

(3) Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments), (2) real estate charges and (3) the net income or loss of consolidated entities attributable to non-controlling interests.

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Kraus continued: “Even as we navigate near-term challenges, we remain focused on our long-term strategic objectives to improve our investment performance, diversify our business globally, relentlessly innovate for our clients and strengthen our financial position. This quarter, we made continued progress on all fronts. In fixed income, most of our services maintained their investment performance premiums for the one-, three- and five-year periods, with particular strength in US, European and Global High Income. In equities, we keep improving our track records. Select US Equity, US Small and SMID Cap Growth and Value and Australian Value are all multi-period outperformers. For the year-to-date and one-year periods, US Strategic Value, Global Value, and US Large Cap and Emerging Markets Growth all beat their benchmarks. In August, we announced our plan to acquire the US growth equity manager, W.P. Stewart, which will allow us to offer our clients investment discipline and strong track records in concentrated US, global and EAFE growth strategies as well. By building a more diverse business globally, we’ve been able to capitalize on growth opportunities as they emerge across markets. This quarter, our Institutional sales were strongest in the Americas and Asia ex-Japan, where we celebrated several new equity and fixed income mandate wins. In Retail, the US was our strongest market, where we had notable sales success with Select US Equity Long/Short and US High Income. We also kept innovating for clients with new offerings, which this quarter included a new flexible multi-strategy credit offering that allows us to dynamically manage credit risk through a market cycle; a factor-based, multi-asset class investment solution designed to exploit the return opportunities created by shifting market factors; and a European Opportunities strategy that targets emerging themes in a Euro area recovery. Finally, we continue to effectively balance investing for growth with managing our cost structure. By keeping a tight rein on expenses during the quarter, we were able to achieve a 22.6% adjusted operating margin, up 2.4 percentage points from the same period last year.”

Kraus concluded: “Looking ahead, while the debt ceiling debate has been resolved for the time being, the uncertain backdrop that dampened investor confidence in the third quarter may well persist into the fourth, which may weigh upon investor activity levels for the remainder of the year. Regardless of the market environment, however, we’ll remain focused on what matters most: positioning AllianceBernstein for a strong future, and rewarding investors and stakeholders for their faith in us.”

The firm’s cash distribution per unit of $0.40 is payable on November 21, 2013, to holders of record of AllianceBernstein Holding Units at the close of business on November 4, 2013.

Market Performance

During the third quarter of 2013, the S&P 500 returned 5.2% and the MSCI World Index’s total return was 8.2%. Fixed income markets improved from the second quarter. The Barclays Capital US Aggregate Index returned 0.6% during the quarter and the Barclays Capital Global Aggregate Index’s total return was 2.8%.

Assets Under Management ($ Billions)

Total assets under management as of September 30, 2013 were $445.2 billion, up $10.6 billion, or 2.4%, from June 30, 2013, and up $26.3 billion, or 6.3%, from September 30, 2012.

	Institutions	Retail	Private Client	Total
Assets Under Management 9/30/13	$227.3	$149.8	$68.1	$445.2
Net Flows for Three Months Ended 9/30/13	$(3.5)	$(0.6)	$(0.7)	$(4.8)

Total net outflows of $4.8 billion compare to the prior quarter’s $0.2 billion in net inflows and the prior-year period’s net outflows of $4.4 billion. Net outflows from the Institutions channel were $3.5 billion, compared to net inflows of $4.7 billion in the second quarter.

Institutions gross sales decreased 41% sequentially, to $4.5 billion, from the prior quarter’s $7.7 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially from $4.8 billion to $4.7 billion at September 30, 2013, as new additions were more than offset by fundings and revisions during the quarter.

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The Retail channel experienced third quarter 2013 net outflows of $0.6 billion, compared to the prior quarter’s $3.2 billion of net outflows. Retail gross sales of $12.4 billion decreased 14% sequentially from the second quarter’s $14.4 billion.

In the Private Client channel, net outflows in the third quarter improved to $0.7 billion from the previous quarter’s net outflows of $1.3 billion. Private Client gross sales increased 39% sequentially to $1.8 billion from the prior quarter’s $1.2 billion.

On October 1, 2013, AXA completed the sale of one of its subsidiaries, MONY Life Insurance Company (“MONY”), to an unaffiliated third party. As a result, we lost approximately $7 billion in MONY fixed income assets during October, which represents most of the approximately $8 billion in total assets we managed for them as of September 30, 2013. The loss of these assets will not have a material impact on our revenues as these were low fee assets. We expect to ultimately lose the remainder of the assets though the timing is uncertain.

Third Quarter Financial Results

Revenues:

Net revenues of $706 million were down slightly compared to the third quarter of 2012. Higher base fees, distribution revenues from non-US retail products and Bernstein Research Services revenues were offset by substantially lower performance-based fees compared to the third quarter of 2012, when the firm collected $39.6 million in performance-based fees from the successful liquidation of the Public-Private Investment Partnership (PPIP) fund.

Sequentially, net revenues decreased 4%, primarily driven by lower base and performance-based fees, Bernstein Research Services revenues and distribution revenues from non-US retail products. Bernstein Research Services revenues increased 7% from the third quarter of 2012 due to higher trading volumes and decreased 6% from the second quarter of 2013, as a result of lower activity in the United States and Asia.

Adjusted net revenues of $580 million were up 1% compared to the third quarter of 2012. Higher base fees and Bernstein Research Services revenues were partially offset by lower performance-based fees and investment losses in the current period compared to investment gains in the prior-year period. Sequentially, adjusted net revenues were down 3%, driven by lower Bernstein Research Services revenues and base and performance-based fees.

Expenses:

Operating expenses were $597 million for the third quarter, down 22% year-over-year, primarily driven by lower general and administrative (G&A) expense, partially offset by higher promotion and servicing and employee compensation and benefits expenses. Within G&A, real estate charges, portfolio services expense and occupancy expense were all lower versus the prior-year period. In the third quarter of 2013, the Company recorded a net non-cash real estate charge totaling $24 million to adjust prior period charges in response to weaker market conditions and new write-offs resulting from further consolidation. That compares with a $168 million net non-cash real estate charge in the third quarter of 2012. Promotion and servicing expense was up from the prior-year period due to higher distribution plan payments in non-US retail markets. Employee compensation and benefits expense in the third quarter of 2013 increased compared to the prior-year period as a result of higher commissions.

On a sequential basis, operating expenses were flat as higher real estate charges were offset by lower promotion and servicing and employee compensation and benefits expenses. The $24 million net non-cash real estate charge taken in the third quarter of 2013 compares to a $2 million net non-cash real estate charge taken in the previous quarter to adjust a prior period charge in response to weaker market conditions. Promotion and servicing decreased sequentially due to lower distribution plan payments in non-US retail markets and lower marketing and travel and entertainment costs. Employee compensation and benefits expense was lower due to lower commissions and severance costs.

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Adjusted operating expenses were $449 million for the third quarter, down 2% compared to the prior-year period, with lower G&A partially offset by higher total compensation and benefits expense. Within G&A, the decline was driven by lower occupancy and lower technology and related expenses. The year-over-year increase in employee compensation and benefits expense was in line with the increase in adjusted revenues.

Sequentially, adjusted operating expenses were down 3%, primarily driven by lower promotion and servicing and employee compensation and benefits expense. The sequential decline in promotion and servicing expense was due primarily to lower travel and entertainment and marketing expenses. Sequentially, compensation and benefits expense decreased in line with the decline in adjusted revenues.

Operating income and margin:

The Company reported operating income of $109 million for the third quarter of 2013, compared to an operating loss of ($56) million for the third quarter of 2012, and operating income $137 million in the second quarter of 2013. During the third quarter of 2013, the Company recorded a net non-cash real estate charge totaling $24 million to adjust prior period charges in response to weaker market conditions and new write-offs resulting from further consolidation. That compares with a $168 million net non-cash real estate charge in the third quarter of 2012, and a $2 million net non-cash real estate charge in the second quarter of 2013.

Adjusted operating income of $131 million increased 13% from the third quarter of 2012, and the adjusted operating margin increased to 22.6% from 20.2%, as a result of higher revenues and lower expenses. On a sequential basis, adjusted operating income decreased 2% from $133 million, and the adjusted operating margin increased from 22.2%.

Net income per Unit:

Diluted net income per Unit for the third quarter of 2013 was $0.32 compared to ($0.23) for the third quarter of 2012 and $0.40 for the second quarter of 2013.

Adjusted diluted net income per Unit was $0.40 compared to $0.36 in the third quarter of 2012 and $0.41 in the second quarter of 2013.

Unit Repurchases

AllianceBernstein engages in open-market purchases of Holding Units to help fund anticipated obligations under its incentive compensation award program and for other corporate purposes under a plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended. The amount of Holding Units AllianceBernstein buys each quarter is subject to SEC regulations, the terms of the 10b5-1 plan and the trading volume of Holding Units on the New York Stock Exchange. In addition, AllianceBernstein purchases Holding Units from employees to allow them to fulfill statutory tax requirements at the time of distribution of long-term incentive compensation awards. During the third quarter of 2013, AllianceBernstein purchased 0.8 million Holding Units for $16.3 million. These amounts reflect open-market purchases of 0.8 million Holding Units for $15.3 million, with the remainder relating to purchases of Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of distribution of long-term incentive compensation awards, offset by Holding Units purchased by employees as part of a distribution reinvestment election.

Effective July 1, 2013, management of AllianceBernstein and Holding retired all unallocated Holding Units in AllianceBernstein’s consolidated rabbi trust. To retire such units, AllianceBernstein delivered the unallocated Holding Units held in its consolidated rabbi trust to Holding in exchange for the same amount of AllianceBernstein units. Each entity then retired their respective units. As a result, on July 1, 2013, each of AllianceBernstein’s and Holding’s units outstanding decreased by approximately 13.1 million units. AllianceBernstein and Holding intend to retire additional units as AllianceBernstein purchases Holding Units on the open market. Holding will then newly issue Holding Units to fund AllianceBernstein’s restricted Holding Unit awards in exchange for newly-issued AllianceBernstein units.

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Generally, when a corporate entity repurchases its shares, they no longer are deemed outstanding. Because of our two-tier partnership structure, Holding Units purchased by AllianceBernstein and held in its consolidated rabbi trust are considered outstanding (unlike repurchased shares of a single corporate entity). Accordingly, management’s decision to retire repurchased Holding Units rather than allowing them to remain outstanding in the rabbi trust more closely aligns the effect of AllianceBernstein’s Holding Unit purchases with that of corporate entities that repurchase their shares.

Our trading window for employees to trade in Holding Units (NYSE: AB) will temporarily close from Monday, December 2, 2013 through (and including) Thursday, December 5, 2013, during which period we anticipate that most, if not all, incentive compensation award program (“ICAP”) Holding Unit distributions (representing portions of ICAP awards made in previous years scheduled to vest on December 1, 2013) will be delivered to ICAP participants. We anticipate that the trading window will re-open from Friday, December 6, 2013 through (and including) Monday, December 16, 2013, during which period employees will be permitted to trade in Holding Units. Sales of Holding Units by employees during this period, depending upon the volume of such sales, may cause downward pressure on the price of a Holding Unit. In 2012, approximately 3.8 million Holding Units were delivered to ICAP participants, of which approximately 31% were sold before the trading window closed on December 17, 2012. On December 1, 2013, approximately 4.4 million Holding Units are scheduled to be delivered to ICAP participants.

Third Quarter 2013 Earnings Conference Call Information

Management will review third quarter 2013 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Thursday, October 24, 2013. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.

Parties may access the conference call by either webcast or telephone:

1. To listen by webcast, please visit AllianceBernstein’s Investor Relations website at http://ir.alliancebernstein.com/investorrelations at least 15 minutes prior to the call to download and install any necessary audio software.

2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 71161834.

The presentation that will be reviewed during the conference call will be available on AllianceBernstein’s Investor Relations website shortly after the release of third quarter 2013 financial and operating results on October 24, 2013.

AllianceBernstein will be providing live updates via Twitter during the conference call. To access the tweets, follow AllianceBernstein on Twitter: @AllianceBernstn. Also, in the future, AllianceBernstein may provide public disclosures to investors via Twitter and other appropriate internet-based social media.

A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AllianceBernstein’s website for one week.  An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the U.S., or (404) 537-3406 outside the U.S., and provide the conference ID #: 71161834.

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2012 and subsequent Forms 10-Q. Any or all of the forward-looking statements made in this news release, Form 10-K, Form 10-Q, other documents AllianceBernstein files with or furnishes to the SEC, and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The possibility that AllianceBernstein will engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program:  The number of Holding Units AllianceBernstein may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

•
Our anticipation that cumulative write-offs relating to our global real estate consolidation program targeting approximately 510,000 square feet of office space will remain in our previously announced range of $225 million to $250 million: Any charges we record are based on our current assumptions regarding sublease marketing periods, costs to prepare the properties to market, market rental rates, broker commissions and subtenant allowances/incentives, all of which are factors largely beyond our control.  If our assumptions prove to be incorrect, we may be forced to record additional charges beyond our previously announced range of $225 million to $250 million.

Qualified Tax Notice

This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b).  Please note that 100% of AllianceBernstein Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business.  Accordingly, AllianceBernstein Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets. At September 30, 2013, AllianceBernstein Holding L.P. owned approximately 34.8% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 64.6% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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AllianceBernstein L.P. (The Operating Partnership)
SUMMARY CONSOLIDATED STATEMENTS OF INCOME | September 30, 2013

	Three Months Ended
$ thousands, unaudited	9/30/13	6/30/13	9/30/12
Revenues:
Base fees	$448,999	$453,573	$424,401
Performance fees	251	5,492	39,931
Bernstein research services	107,355	114,771	100,637
Distribution revenues	113,968	120,775	105,605
Dividend and interest income	4,419	4,534	5,071
Investment gains (losses)	6,460	8,350	7,210
Other revenues	25,272	27,455	26,154
Total revenues	706,724	734,950	709,009
Less: Interest expense	646	675	851
Net revenues	706,078	734,275	708,158
Expenses:
Employee compensation & benefits	302,526	306,487	300,869
Promotion & servicing
Distribution-related payments	101,368	111,386	94,779
Amortization of deferred sales commissions	10,363	10,325	10,658
Other	48,140	56,332	47,514
General & administrative
General & administrative	104,770	104,461	135,729
Real estate charge	24,125	1,935	168,086
Interest on borrowings	612	793	877
Amortization of intangible assets	5,556	5,902	5,467
Total expenses	597,460	597,621	763,979

Operating income (loss)	108,618	136,654	(55,821)

Income taxes	7,257	9,564	(7,572)

Net income (loss)	101,361	127,090	(48,249)

Net income (loss) of consolidated entities attributable to non-controlling interests	1,413	6,376	(4,003)
Net Income (Loss) Attributable to AllianceBernstein Unitholders	$99,948	$120,714	$(44,246)

Operating margin(1)	15.2%	17.7%	n/m

(1) Operating income excluding net income (loss) attributable to non-controlling interests as a percentage of net revenues.

AllianceBernstein Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

	Three Months Ended
$ thousands except per Unit amounts, unaudited	9/30/13	6/30/13	9/30/12
Equity in Net Income (Loss) Attributable to AllianceBernstein Unitholders	$34,504	$45,440	$(16,595)
Income Taxes	4,981	5,164	6,547
Net Income (Loss)	$29,523	$40,276	(23,142)

Additional Equity in Earnings of Operating Partnership (1)	183	341	-
Net Income (Loss) - Diluted	$29,706	$40,617	$(23,142)
Diluted Net Income (Loss) per Unit	$0.32	$0.40	$(0.23)
Distribution per Unit	$0.40	$0.41	$0.36

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.

AllianceBernstein L.P. and AllianceBernstein Holding L.P.
UNITS OUTSTANDING AND WEIGHTED AVERAGE UNITS OUTSTANDING

		Weighted Average Units
	Period End	Three Months Ended 9/30/13
	Units	Basic	Diluted
AllianceBernstein L.P.	264,472,328	264,709,622	265,465,122
AllianceBernstein Holding L.P.	92,066,984	92,258,353	93,013,853

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AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | September 30, 2013
($ billions)

Ending and Average	Three Months Ended
	9/30/13	9/30/12
Ending Assets Under Management	$445.2	$418.9
Average Assets Under Management	$439.9	$411.0

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Client	Total
Beginning of Period	$223.9	$144.4	$66.3	$434.6
Sales/New accounts	4.5	12.4	1.8	18.7
Redemptions/Terminations	(2.6)	(11.3)	(2.0)	(15.9)
Net Cash Flows	(5.4)	(1.7)	(0.5)	(7.6)
Net Flows	(3.5)	(0.6)	(0.7)	(4.8)
Investment Performance	6.9	6.0	2.5	15.4
End of Period	$227.3	$149.8	$68.1	$445.2

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$96.2	$44.4	$219.4	$29.9	$8.2	$36.5	$434.6
Sales/New accounts	4.3	2.1	9.5	1.2	0.9	0.7	18.7
Redemptions/Terminations	(4.8)	-	(9.3)	(1.3)	(0.2)	(0.3)	(15.9)
Net Cash Flows	(2.6)	(3.3)	(3.0)	(0.4)	0.2	1.5	(7.6)
Net Flows	(3.1)	(1.2)	(2.8)	(0.5)	0.9	1.9	(4.8)
Investment Performance	7.6	3.0	2.8	-	0.2	1.8	15.4
End of Period	$100.7	$46.2	$219.4	$29.4	$9.3	$40.2	$445.2

(1) Includes index, enhanced index and factor-based strategies. (2) Includes asset allocation services and certain other alternative investments.

By Client Domicile
	Institutions	Retail	Private Client	Total
U.S. Clients	$132.3	$88.9	$66.8	$288.0
Non-U.S. Clients	95.0	60.9	1.3	157.2
Total	$227.3	$149.8	$68.1	$445.2

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AllianceBernstein L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended
$ thousands, unaudited	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12

Net Revenues, GAAP basis	$706,078	$734,275	$709,122	$704,607	$708,158	$642,163
Exclude:
Long-term incentive compensation-related investment (gains) losses	(5,284)	(818)	(6,029)	(2,385)	(6,374)	7,619
Long-term incentive compensation-related dividends and interest	(210)	(196)	(269)	(1,222)	(300)	(344)
90% of consolidated venture capital fund investment losses (gains)	(1,588)	(6,602)	1,220	2,027	3,634	907
Distribution-related payments	(101,368)	(111,386)	(109,280)	(106,322)	(94,779)	(86,120)
Amortization of deferred sales commissions	(10,363)	(10,325)	(11,074)	(11,167)	(10,658)	(10,171)
Pass-through fees & expenses	(7,509)	(7,022)	(6,868)	(7,737)	(25,617)	(7,917)
Adjusted Net Revenues	$579,756	$597,926	$576,822	$577,801	$574,064	$546,137
Operating Income (Loss), GAAP basis	$108,618	$136,654	$124,198	$78,194	$(55,821)	$78,747
Exclude:
Long-term incentive compensation-related investment (gains) losses	(5,284)	(818)	(6,029)	(2,385)	(6,374)	7,619
Long-term incentive compensation-related dividends and interest	(210)	(196)	(269)	(1,222)	(300)	(344)
Long-term incentive compensation-related mark-to-market vesting expense (credit)	5,136	408	5,605	1,892	5,986	(7,030)
Long-term incentive compensation-related dividends and interest expense	266	928	722	1,145	582	711
Net impact of long-term incentive compensation-related items	(92)	322	29	(570)	(106)	956
Real estate charges	24,125	1,935	638	38,896	168,086	6,787
Sub-total of non-GAAP adjustments	24,033	2,257	667	38,326	167,980	7,743
Less: Net income (loss) of consolidated entities attributable to non-controlling interests	1,413	6,376	(1,485)	(2,300)	(4,003)	(1,276)
Adjusted Operating Income	$131,238	$132,535	$126,350	$118,820	$116,162	$87,766

Operating Margin, GAAP basis excl. non-controlling interests	15.2%	17.7%	17.7%	11.4%	n/m	12.5%

Adjusted Operating Margin	22.6%	22.2%	21.9%	20.6%	20.2%	16.1%

AllianceBernstein Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended
$ thousands except per Unit amounts, unaudited	9/30/13	6/30/13	3/31/13	12/31/12	9/30/12	6/30/12
Net Income (Loss) - Diluted, GAAP basis	$29,706	$40,617	$38,474	$26,192	$(23,142)	$21,339
Impact on net income of AllianceBernstein non-GAAP adjustments	7,919	840	214	13,573	59,589	2,838
Adjusted Net Income - Diluted	$37,625	$41,457	$38,688	$39,765	$36,447	$24,177

Diluted Net Income (Loss) per Holding Unit, GAAP basis	$0.32	$0.40	$0.38	$0.26	$(0.23)	$0.21
Impact of AllianceBernstein non-GAAP adjustments	0.08	0.01	-	0.14	0.59	0.03
Adjusted Diluted Net Income per Holding Unit	$0.40	$0.41	$0.38	$0.40	$0.36	$0.24

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AllianceBernstein L.P.
Notes to Condensed Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on long-term incentive compensation-related investments, and 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests.  In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues.  We believe the offset of distribution-related payments from net revenues is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues.  We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues.  During the third quarter of 2012, we offset sub-advisory payments to third parties against performance-based fees earned on the Public-Private Investment Partnership (PPIP) fund we managed. These fees have no impact on operating income, but they do have an impact on our operating margin.  As such, we exclude these fees from adjusted net revenues.

Adjusted Operating Income
Adjusted operating income represents operating income on a GAAP basis excluding (1) the impact on net revenues and compensation expense of the mark-to-market gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) real estate charges and (3) the net income or loss of consolidated entities attributable to non-controlling interests.

Prior to 2009, a large proportion of employee compensation was in the form of long-term incentive awards that were notionally invested in AllianceBernstein investment services and generally vested over a period of four years. AllianceBernstein economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments have vested as of year-end 2012 and the investments have been distributed to the participants, except for those investments with respect to which the participant elected a long-term deferral. The investments’ appreciation or depreciation is recorded within investment gains and losses on the income statement, as well as increasing or decreasing compensation expense. Because this plan is economically hedged, management believes it is useful to reflect the offset achieved from hedging the investments’ market exposure in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on long-term incentive compensation-related investments included in revenues and compensation expense.

Real estate charges have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

Most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund.  We own a 10% limited partner interest in the fund.  Because we are the general partner of the venture capital fund and are deemed to have a controlling interest, U.S. GAAP requires us to consolidate the financial results of the fund.  However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level.  As a result, we are excluding the 90% limited partner interests we do not own from our adjusted operating income.  Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AllianceBernstein.

Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period and to compare our performance to industry peers without the volatility noted above in our discussion of adjusted operating income.  Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

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